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                                    EXHIBIT 8


                             OPINION RE: TAX MATTERS





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Protective Life Corporation
     Registration Statement on Form S-3


This letter renders our opinion on the federal income tax consequences of the Protective Life Corporation Deferred Compensation Plan for Sales Managers, Agents, and Representatives (the "Plan") to its regional sales managers, agents, sales representatives, and other persons who participate in the Plan. Unless the context indicates otherwise, the "Company" refers to Protective Life Corporation and its subsidiaries.

Income is generally included in the gross income of a taxpayer in the year of receipt unless the method of accounting used by the taxpayer prescribes that it be included in another period(1). Therefore, for cash method taxpayers, income is included in income in the year of receipt. "Receipt" means constructive, as well as actual, receipt(2). Income is not constructively received when the taxpayer's control over the receipt is subject to substantial restrictions(3).

Internal Revenue Service ("IRS") guidelines provide that deferred compensation is generally not taxable to a cash-basis taxpayer until actually received if:

     the deferral is agreed to before the services are rendered;

     the deferral amount is not unconditionally placed in trust or escrow for the benefit of the taxpayer; and

     the promise to pay the deferred compensation is a contractual obligation not evidenced by notes or secured in any way(4).

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(1)Internal Revenue Code (IRC) SECTION 451

(2)Reg. SECTION 1.451-1(a)

(3)Reg. SECTION 1.451-2(a)

(4)Revenue Ruling 60-31, 1960-1 C.B. 174


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Under the terms of the Plan all three of these conditions are generally satisfied. However, we must consider whether the following provisions of the Plan will result in constructive receipt to the participant prior to actual receipt of the deferred amounts.

     1.   ELECTION TO DEFER COMPENSATION AFTER MAJORITY OF SERVICES ARE
          RENDERED.
          There is authority which states that elections to defer compensation before the amounts to be deferred are determinable are valid even though the majority of the services related to the compensation have already been rendered.(5)

     2. DISTRIBUTION UPON DEATH, DISABILITY, OR CEASING TO BE ASSOCIATED WITH THE COMPANY.
          There is ample authority providing that distributions allowable by reason of death, disability, or ceasing to be associated with the Company will not cause the deferred compensation to be taxable under the constructive receipt doctrine(6).

     3. DISTRIBUTION UPON CHANGE IN CONTROL AND CERTAIN OTHER EVENTS. Since the primary condition of a change in control is outside the participants control, the deferred amounts should not be taxable before such change in control occurs.(7)

Additionally, the Plan allows a Participant to elect, in the calendar year prior to the year payments are to begin, an installment payout over a period not to exceed ten (10) years. It is somewhat uncertain whether the additional period of deferral that would result from this election will be recognized for tax purposes. There is case law which supports such additional deferral.(8) However, it should be noted that the IRS has indicated its position that an additional deferral of income, once earned and ascertained, should not be allowed. Accordingly, it is possible that the IRS may attempt to tax all amounts distributed under the installment election at the end of the initial deferral period.

As long as the Participants are not employees for federal income tax purposes, compensation under the Plan will be considered self-employment income and, therefore, subject to self-employment taxes thereon(9). However, the deferred amounts will not be subject to self-employment taxes until the point when the deferred amounts, and any earnings and appreciation thereon, are actually received and, therefore, subject to income tax, provided the Participant is on the cash basis of accounting(10).

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     (5)VEIT V. COMMISSIONER, 8 T.C. 809 (1947)

     (6)Revenue Ruling 60-31, 1960-1 C.B. 174, Revenue Ruling 69-650, 1969-2
C.B. 106, Revenue Ruling 71-419, 1971-2 C.B. 220; Revenue Ruling 54-309, 1954-2
C.B. 261; PLR 9422025, PLR 9424051; PLR 9245015

     (7)Revenue Ruling 60-31, 1960-1 C.B. 174; PLR 8418095; Revenue Ruling 71-
419, 1971-2 C.B. 220; PLR 9205033

     (8)VEIT V. COMMISSIONER, 8 T.C. 809 (1947); VEIT V. COMMISSIONER, 8 T.C.M. 919 (1949), MARTIN V. COMMISSIONER, 96 T.C. 814 (1991)

     (9)Revenue Ruling 54-309, 1954-2 C.B. 261; SECTION 1402(a)

     (10)IRC SECTION 1402(a); PLR 942051


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It is our opinion that it is more likely than not that any amounts deferred under the Plan, in accordance with its present terms, will not be included in the Participant's taxable income until received by the Participant, provided the Participant uses the cash method of accounting. At the time of receipt by such Participant, the total amount (contribution plus earnings and appreciation during deferral) will be treated as compensation income to the Participant and, therefore, subject to both federal income and self-employment taxes as well as any state or local taxes.

We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-3 relating to the Plan.




COOPERS & LYBRAND L.L.P.

Birmingham, Alabama
June 1, 1995